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                                                                   EXHIBIT 10.90



                           PURCHASE AND SALE AGREEMENT
                          AND JOINT ESCROW INSTRUCTIONS

                                       by


                                       and


                                     between


                             SAHARA LAS VEGAS CORP.,
                              a Nevada corporation

                                    "SELLER"


                                       and


                             STATION CASINOS, INC.,
                              a Nevada corporation

                                   "PURCHASER"


                                   Dated as of


                                November 15, 1999



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                           PURCHASE AND SALE AGREEMENT
                          AND JOINT ESCROW INSTRUCTIONS


                  1.       IDENTIFICATION OF PARTIES

                  THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this "AGREEMENT") is entered into as of November 15, 1999, by and between SAHARA LAS VEGAS CORP., a Nevada corporation ("SELLER"), and STATION CASINOS INC., a Nevada corporation ("PURCHASER").

                  2.       DESCRIPTION OF THE PROPERTY

                  Subject to all of the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to acquire and purchase from Seller, the following:

                           (a) That certain real property located in the City of Henderson, County of Clark, State of Nevada, consisting of approximately 40 acres of undeveloped land, more particularly described on EXHIBIT A attached hereto and incorporated herein by this reference (the "LAND") together with any improvements located thereon (the "IMPROVEMENTS");

                           (b) All rights, privileges, easements and appurtenances to the Land and the Improvements including, without limitation, all mineral, water and air rights, all development rights and all easements, rights-of-way, and other appurtenances used or connected with the beneficial use or enjoyment of the Land and the Improvements (the Land, the Improvements and all such rights, privileges, easements and appurtenances are sometimes collectively hereinafter referred to as the "REAL PROPERTY");

                           (c) All personal property, equipment, supplies and fixtures (collectively, the "PERSONAL PROPERTY") owned by Seller and used or useful in the operation of the Real Property, a list of which shall be delivered to Purchaser no later than five (5) days after the date of this Agreement for Purchaser's review and approval; and

                           (d) All intangible property used or useful in connection with the foregoing including, without limitation, contract rights, guarantees, licenses, permits, (including use permits) warranties, authorizations, approvals and, subject to SECTION 3(B), deposits (governmental or otherwise), surveys, plans, specifications and other rights relating to the construction, ownership, use and operation of all or any part of the Land and Improvements and any and all other entitlements (the "INTANGIBLE PERSONAL PROPERTY"). (The Real Property, the Personal Property and the Intangible Personal Property are sometimes collectively referred to as the "PROPERTY".)

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                  3.       THE PURCHASE PRICE

                           (a) The aggregate purchase price for (i) the sale of the Property contemplated by this Agreement, (ii) Seller's and Seller's Affiliated Entities' (as hereafter defined) execution and delivery of the ROFR Agreement (as hereinafter defined) pursuant to SECTION 9(H) and (iii) execution and delivery of the Non-Competition Agreement (as hereinafter defined) pursuant to SECTION 9(G) is Thirty-Seven Million Two Hundred Fifty Thousand Dollars ($37,250,000) (the "PURCHASE PRICE"). The Purchase Price shall be comprised of (A) Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000) in immediately available funds, and (B) an unsecured, subordinated demand note in the original principal amount of Fourteen Million Seven Hundred Fifty Thousand Dollars ($14,750,000) (the "NOTE"), which Note (x) shall bear interest at seven and one-half percent (7 1/2%) percent per annum, and
         (y) shall be payablE in full to Seller no later than sixty (60) days following Purchaser's receipt from Seller of Seller's written demand for such payment in full in accordance with the terms of the Note. The Purchase Price shall be allocated to Purchaser's acquisition of the Property, the ROFR Agreement, and the Non-Competition Agreement, collectively.

                           (b) The Purchase Price shall be paid to Seller by Purchaser as follows: Upon execution of this Agreement, Purchaser has paid $10 to Seller. On or prior to the Closing Date, Purchaser shall deposit into escrow (the "ESCROW") with Stewart Title Company ("ESCROW HOLDER") Three Million Dollars ($3,000,000) (this deposit, together with any interest earned thereon, the "DEPOSIT") with the Escrow Holder pursuant to this Agreement. The Deposit paid by Purchaser pursuant to the terms hereof shall be deposited in a trust account in escrow with Escrow Holder to be held in interest-bearing obligations of the United States Government, in an institutional savings account, or in such other investments as Purchaser may by written instrument direct. In the event the purchase and sale of the Property is consummated as contemplated hereunder, the Deposit shall be paid to Seller and credited against the Purchase Price. In the event the purchase and sale of the Property is not consummated because of the failure of any Condition Precedent (as hereinafter defined) or any other reason except for a default under this Agreement solely on the part of Purchaser, the Deposit shall be immediately refunded to Purchaser. In the event the purchase and sale of the Property is not consummated because of a default under this Agreement solely on the part of Purchaser, the Deposit shall be paid to and retained by Seller pursuant to SECTION 17(B).

                           (c) Seller shall be entitled, at its option, to seek refunds from the City of Henderson, Nevada (the "CITY") of any refundable deposits ("REFUNDABLE DEPOSITS") made with the City by Seller with respect to Seller's previous planned development and use of the Property. In such event, Seller shall deliver to Purchaser, in writing not less than ten (10) days in advance of any request for refund from the City, a detailed list of which such Refundable Deposits Seller will seek to have refunded ("SELLER SOUGHT REFUNDS"). In the event that Purchaser, at its option, informs Seller in writing that Purchaser would prefer that any of such Seller Sought Refunds remain with the City and instead be assigned to and for the benefit of Purchaser, Seller shall promptly terminate any

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         efforts to receive refunds of such Seller Sought Refunds, and Seller shall receive a credit to the Purchase Price at Closing in the aggregate amount of such Seller Sought Refunds.

                           (d) The balance of the Purchase Price over and above the amounts paid by or credited to Purchaser pursuant to this SECTION 3 above shall be paid to Seller by wire transfer of immediately available funds at the Closing, net of all prorations and adjustments as provided herein.


                  4.       DUE DILIGENCE; INSPECTIONS, ETC.

                  4.1 No later than five (5) days after the date this Agreement is executed by all of the parties hereto (the "DUE DILIGENCE COMMENCEMENT DATE"), Seller shall make available for review or deliver, or cause to be delivered, to Purchaser the documents and materials described below. Prior to 5:00 p.m. Pacific Time on the thirtieth (30th) day after such Due Diligence Commencement Date (the "DUE DILIGENCE DEADLINE"; such period is referred to herein as the "DUE DILIGENCE PERIOD"), Purchaser shall, to the extent it deems necessary or appropriate, at its sole cost and expense, investigate and perform its due diligence with respect to the Property. Upon written request, Purchaser shall advise Seller from time to time of the status of the interviews and due diligence described below, and in the event the purchase and sale of the Property is not consummated, Purchaser shall deliver to Seller a list of all reports, audits, investigations and analyses that Purchaser received or caused to be prepared with respect to the Property, including without limitation, those relating to the environmental condition of the Property, which list shall include the approximate cost incurred by Purchaser with respect to each item. Seller shall then have the right to request that Purchaser deliver a copy of any such report, audit or other item, without representation or warranty; PROVIDED, that if Seller elects to receive any such report, audit or other item, Seller will pay fifty percent (50%) of Purchaser's cost of such report, audit or other item.

                  4.2 If Purchaser's due diligence efforts reveal any facts or conditions relating to the Property which Purchaser deems unsatisfactory in Purchaser's sole and absolute discretion, Purchaser shall so notify Seller in writing before the Due Diligence Deadline (a "DILIGENCE TERMINATION NOTICE"). If Purchaser timely submits a Diligence Termination Notice, this Agreement shall terminate, and the Initial Deposit will be returned to Purchaser, and except for any obligations or liabilities which expressly survive such termination of this Agreement, neither party shall have any further obligation to the other hereunder.


                  5.       TITLE

                           (a) Within three (3) days after the execution of this Agreement, Purchaser shall order from Stewart Title Company (the "TITLE COMPANY") an ALTA extended-coverage preliminary title report or commitment on the Real Property (the "PTR"), together with legible copies of all documents relating to the title exceptions referred to in such PTR. Within three (3) days after receipt of Purchaser's request, Seller

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         shall also cause to be delivered to Purchaser and to Title Company updates of the PTR ("PTR UPDATES") reflecting additional items affecting title to the Property, if any.

                           (b) Within five (5) days after the execution of this Agreement, Seller shall cause to be delivered to Purchaser and to the Title Company a survey of the Real Property sufficient to enable Title Company to issue an ALTA owner's policy of title insurance (the "SURVEY"), showing lot lines and monuments, building lines, easements both burdening and benefiting the Real Property, utilities, including water and sewer lines to the point of connection with the public system, the Improvements, if any, encroachments, if any, on the Real Property or over adjoining properties, and other matters located on or affecting the Real Property, together with a certificate as to whether the Real Property lies within a flood zone as determined by the U.S. Department of Housing and Urban Development. The Survey, and any updates or modifications thereto, shall be prepared at Seller's sole cost and expense. Within three (3) days after receipt of Purchaser's request, Seller shall cause to be delivered to Purchaser and to Title Company updates and revisions of the Survey ("SURVEY UPDATES") reflecting changes made in accordance with new information disclosed in PTR Updates, if any.

                  Within five (5) business days after receiving all of the items referred to above, Purchaser shall notify Seller of any disapproved title exceptions or survey matters disclosed in the PTR or Survey, or PTR Update or Survey Update, as applicable (individually, a "DISAPPROVED MATTER," and collectively, the "DISAPPROVED MATTERS"). All other title exceptions set forth in such PTR or PTR Update, as applicable, and all survey matters disclosed on the Survey or Survey Update, as applicable, shall constitute the "PERMITTED ENCUMBRANCES." As a condition to the Closing, Seller shall use its best efforts to remove, or cause to be removed, all Disapproved Matters or, in the alternative, obtain title insurance in a form satisfactory to Purchaser insuring against loss arising from the effect of such Disapproved Matter(s). Within five
(5) days after Seller's receipt of Purchaser's list of Disapproved Matters, Seller shall notify Purchaser in writing of any Disapproved Matters which Seller is unable to cause to be removed or satisfactorily insured against and Purchaser shall then, within five (5) days thereafter, elect, by giving written notice to Seller and Escrow Holder, (i) to terminate this Agreement or (ii) to waive its disapproval of such exceptions or survey matters (such exceptions or survey matters shall then be deemed to be "PERMITTED ENCUMBRANCES"). Purchaser's failure to give such notice shall be deemed an election to terminate this Agreement. In the event Purchaser elects to terminate this Agreement, this Agreement shall become null and void with no further obligation on the part of either party, and any money or documents in escrow shall be returned to the party depositing the same. Notwithstanding anything to the contrary, that certain mortgage executed by Seller for the benefit of SunAmerica Life Insurance Company and recorded November 26, 1997 as Document No. 01442 in the Official Records of Clark County, Nevada, shall be deemed to be a Disapproved Matter, and Seller covenants and agrees to remove such encumbrance from title at or prior to Closing.

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                  6.       SELLER'S DELIVERIES; INSPECTIONS

                  Seller has delivered or will deliver to Purchaser the following documents no later than the Due Diligence Commencement Date:

                           (a) A statement of insurance coverages and premiums by policy type and copies of insurance policies for the fire, extended coverage and public liability insurance maintained by or for the benefit of Seller (the "EXISTING INSURANCE POLICIES"); provided that Seller need not deliver such Policies to the extent coverage is provided by Seller's blanket policies.

                           (b) A copy of any plans and specifications relating to the Property in Seller's possession or control.

                           (c) Copies of any inspection, engineering, environmental, traffic or architectural studies or reports in Seller's possession or control which relate to the physical condition or operation of the Property or recommended improvements thereto.

                           (d) A copy of the bill or bills issued for the most recent year for which bills have been issued for all real estate taxes (including assessed value) and personal property taxes and a copy of any and all notices pertaining to real estate taxes or assessments applicable to the Property (collectively, the "TAX BILLS"). Seller shall promptly deliver to Purchaser a copy of any such bills or notices received by Seller after the date hereof even if received after the Closing.

                           (e) A copy of all outstanding management, maintenance, repair, service, pest control and supply contracts (including, without limitation, landscaping agreements), equipment rental agreements, all contracts for repair to be performed at the Property, or covering such work performed during the three (3) years immediately preceding the date hereof if the contract price was in excess of $10,000.00, and any other contracts relating to or affecting the Property which will be binding upon the Property or Purchaser subsequent to the Closing, all as amended (collectively, the "CONTRACTS").

                           (f) Copies of all licenses, permits, authorizations and approvals obtained by Seller with respect to the Property or any portion thereof (the "GOVERNMENTAL APPROVALS").

                           (g) A copy of all guarantees, warranties and other documents or instruments relating to the Real Property, Personal Property and the Intangible Personal Property.

                           (h) Copies of pending insurance claims or litigation documents.

                           (i) Any other documents and information reasonably requested by Purchaser and used or useful in connection with Seller's ownership or operation of the Property.

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                  At all times prior to the Closing and with prior notification to Seller, Purchaser, its agents and representatives shall be entitled: (i) to enter onto the Real Property to perform inspections and tests of the Property; and (ii) to examine and copy any and all books and records maintained by Seller or its agents relating to receipts and expenditures pertaining to the Property for the three (3) most recent calendar years and the current calendar year. After making such tests and inspections, Purchaser agrees to promptly restore the Property to its condition prior to such tests and inspections. Purchaser agrees to indemnify and hold harmless Seller from all loss, cost and expense (including reasonable attorney's fees) incurred, suffered by, or claimed against Seller by reason of any actual damage to the Property or injury to persons caused by Purchaser and/or its agents, employees or contractors in exercising its rights under clauses (i) or (ii) above.


                  7.       REPRESENTATIONS AND WARRANTIES OF SELLER

                  For purposes of this Agreement, representations and warranties made "to the knowledge of Seller" shall mean the knowledge, with due inquiry, of Paul Lowden, an individual ("PAUL LOWDEN"), David Lowden, an individual ("DAVID LOWDEN"), and Chris Lowden, an individual ("CHRIS LOWDEN") and the officers and general managers of the Seller. Seller represents and warrants to Purchaser that the following matters are true and correct as of the execution of this Agreement and will also be true and correct as of the Closing as if made on the date thereof:

                           (a) To Seller's knowledge, there are no material physical defects in the Property.

                           (b) The use and operation of the Property is in compliance with applicable environmental, zoning, subdivision, and land use laws, and other local, state and federal laws and regulations. Seller has received no notice from any governmental authority advising Seller of a violation of any such laws or regulations.

                           (c) The Survey, plans and specifications, warranties, and all other contracts or documents required to be delivered to Purchaser pursuant to this Agreement, are true, correct and complete copies, and are in full force and effect, without default by any party and without any right of setoff, except as disclosed in writing at the time of such delivery.

                           (d) There are no leases covering the Real Property.

                           (e) Seller covenants and agrees to deliver to Purchaser a list of all of the Contracts no later than five (5) days after the date of this Agreement, for Purchaser's review and approval. Such list shall be designated by Seller, and deemed upon delivery to Purchaser, as a true, complete and correct schedule of all of the Contracts. True, complete and correct copies of such Contracts shall have been or shall thereafter be delivered to Purchaser for Purchaser's approval pursuant to SECTION 6. All such Contracts are in full force and effect, without default by any party and without any claims made for the right of setoff, except as expressly provided by the terms of such Contracts or as

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         disclosed to Purchaser in writing at the time of such delivery. The
         Contracts constitute the entire agreements with such vendors relating to the Property, have not been amended, modified or supplemented, except for such amendments, modifications and supplements delivered to Purchaser, and there are no other agreements with any third parties affecting the Property which will survive the Closing.

                           (f) Except as disclosed to Purchaser in writing, there are no condemnation, environmental, zoning or other land-use regulation proceedings, either instituted or, to Seller's knowledge, planned to be instituted, which would detrimentally affect the value of the Property or the construction use and operation of the Property as a casino, nor are there any assessments affecting the Property other than as set forth in the PTR. Both Seller and Purchaser, however, acknowledge the possibility that Sunset Road and Marks Street may be widened.

                           (g) All water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by law for Purchaser's intended use and operation of the Property as a casino are installed, or may be installed without additional consent of any third party, across public property or valid easements to the boundary lines of the Real Property.

                           (h) The Real Property is zoned "CT" and is designated by the City as being part of a gaming enterprise district. Seller has obtained all licenses, permits, easements, and rights-of-way, including a use permit, required from all governmental authorities having jurisdiction over the Property or from private parties for the construction, use and operation of the Property as a casino and to assure vehicular and pedestrian ingress to and egress from the Real Property, and all such Intangible Personal Property is assignable to Purchaser without requiring the consent or authorization of any other party (or if such consent or authorization is required, Seller shall have obtained such consent or authorization prior to Closing).

                           (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is not insolvent; this agreement has been, and all documents to be executed by Seller which are to be delivered to Purchaser at the Closing will be, duly authorized, executed, and delivered by Seller, is, and in the case of documents to be delivered, will be, legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally), shall be sufficient to convey title (if they purport to do so), and do not, and will not at the Closing, violate any provisions of any agreement to which Seller is a party or to which it is subject.

                           (j) At the Closing, there will be no outstanding contracts made by Seller for the construction or repair of any improvements to the Property which have not been fully paid for and Seller shall cause to be discharged all mechanics or materialmen's liens arising from any labor or materials furnished to the Property prior to the Closing.

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                           (k) The Property is free from infestation by rodents,
         termites or other insects or animals.

                           (l) No "Hazardous Materials" are used, generated, transported, treated, constructed, deposited, stored, dispensed, placed or located in, on or under the Property. Seller has no knowledge of the use, treatment, storage, disposal or existence of any Hazardous Materials at the Property which might create any liability of owners or occupants of the Property under any federal, state or local law or regulation or which would require reporting to a governmental agency. For the purpose of this Agreement, "HAZARDOUS MATERIALS" shall include, but not be limited to, (A) substances defined as "hazardous materials," "hazardous substances," "hazardous wastes," or "toxic substances" in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss. 9601, ET SEQ.; the Materials Transportation Act, 49 U.S.C. ss. 1801, ET SEQ.; the Resource Conservation and Recovery Act 42 U.S.C. ss. 6901 ET SEQ.; Section 252117 of the California Health Safety Code; Section 25316 of the California Health Safety Code; and in the regulations adopted and publications promulgated pursuant to said laws from time to time, and
         (B) any chemical, material, substance or other matter of any kind whatsoever which is prohibited, regulated or limited by any federal, state, local, county or regional authority or legislation, including, without limitation, that enumerated above in clause (A). There is no asbestos or PCB contained in or stored on the Property.

                           (m) Seller has not received any notice from any insurance carrier of any defects or inadequacies in the Property, or in any portion thereof, which would adversely affect the insurability thereof or the cost of such insurance. Except as delivered to Purchaser, there are no pending insurance claims.

                           (n) Seller covenants and agrees to deliver to Purchaser a list of all of pending, or, to the best of Seller's knowledge, threatened legal proceedings or actions of any kind or character affecting the Property or Seller's interest in the Property no later than five (5) days after the date of this Agreement. Such list shall be designated by Seller, and deemed upon delivery to Purchaser, as a true, complete and correct schedule of all of such pending or threatened legal proceedings or actions. Other than as set forth on such list, there are no pending, or, to the best of Seller's knowledge, threatened legal proceedings or actions of any kind or character affecting the Property or Seller's interest therein. Except as delivered to Purchaser, there are no litigation documents relating to any of the matters set forth the aforementioned list.

                           (o) Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986 (the "CODE"), and Seller will furnish to Purchaser, prior to the Closing, an affidavit in the form attached hereto as EXHIBIT E

                           (p) Pioneer Hotel, Inc. ("Pioneer") received fair market value from the Seller for the Real Property when the Seller purchased the Real Property from Pioneer and such purchase was not a fraudulent conveyance under bankruptcy or any applicable state

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         law and it shall be a default under this Agreement if it is determined that such purchase was a fraudulent conveyance.

                  The representations and warranties made in this Agreement by Seller shall be continuing and shall be deemed remade by Seller as of the Closing with the same force and effect as if in fact made at that time. None of the representations or warranties made in this Agreement shall merge into any instrument or conveyance delivered at the Closing but shall survive the Closing for a period of five (5) years, with the exception of the representations and warranties made in Sections 7(L) and (O) above which shall survive the Closing for a period of seven (7) years. Notwithstanding anything to the contrary herein, the effect of the representations and warranties made in this Agreement shall not be diminished or deemed to be waived by any inspections, tests or investigations made by Purchaser or its agents. Purchaser shall, however, advise Seller of any information it receives which indicates that a representation or warranty hereinabove made is untrue in any material respect. Seller shall have five (5) days after receipt of such notice to attempt to remedy the breach or inaccuracy in such representation or warranty. In the event Seller is unwilling or unable to remedy such breach or inaccuracy within said five (5) day period, Purchaser shall have the right, exercisable by giving notice to Seller and Escrow Holder within five (5) days after the expiration of Seller's five (5) day cure period, either (i) to terminate Purchaser's obligations under this Agreement or (ii) to consummate the transaction contemplated hereby and, in either case, to pursue its rights and remedies hereunder. Notwithstanding anything to the contrary contained herein, Purchaser shall not, by terminating or consummating this Agreement pursuant to this Section, be deemed to have waived any breach or inaccuracy of any representation or warranty of which it is aware prior to the Closing and which it has disclosed to Seller, and Purchaser shall have all remedies available, at law and in equity, for the breach of any such representation or warranty.


                  8.       REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser hereby represents and warrants to Seller that this Agreement has been, and all the documents to be delivered by Purchaser to Seller at the Closing will be, duly authorized, executed and delivered by Purchaser, is, and in the case of the documents to be delivered will be, legal and binding obligations of Purchaser, is, and in the case of the documents to be delivered will be, enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally) and do not, and will not at the Closing, violate any provisions of any agreement to which Purchaser is a party.


                  9.       CONDITIONS PRECEDENT TO CLOSING

                  The following shall be conditions precedent to Purchaser's obligation to consummate the purchase and sale transaction contemplated herein (the "CONDITIONS PRECEDENT"):

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

                           (a) Purchaser shall have delivered to Seller written notice of its approval of (i) the results of the inspections and tests conducted pursuant to SECTION 6 hereof, and (ii) all the documents and information required to be delivered pursuant to said SECTION 6. Notwithstanding anything to the contrary in this Agreement, Purchaser's approval or disapproval shall be in its sole and absolute discretion and without any obligation so to approve.

                           (b) Title shall have been approved by Purchaser in accordance with SECTION 5 and the Title Company shall be irrevocably committed to issue, and shall issue concurrently with the Closing, an ALTA Extended-Coverage Owner's Policy Form B-1970 of title insurance insuring Purchaser's interest in the Real Property dated as of the date and time of the Closing with liability in the amount of the Purchase Price (which Purchase Price shall include the original principal amount of the Notes), subject only to the Permitted Encumbrances, together with such endorsements as Purchaser may require (the "TITLE POLICY").

                           (c) Seller shall have executed and delivered to Purchaser a Certificate updating the representations and warranties of Seller through Closing, which Certificate Seller covenants to deliver unless new matters or knowledge of a defect arises, in which case Seller shall deliver a Certificate which, in addition to updating the representations and warranties, states such new matters or newly acquired knowledge. If such new matter(s) or newly acquired knowledge does not constitute a breach of a representation or warranty made herein, Purchaser may then (i) waive such matter and consummate the transaction contemplated hereby or (ii) terminate this Agreement, in which case neither party shall have any further obligations or liabilities hereunder and any money or documents in escrow shall be returned to the party depositing the same. If any such new matters or knowledge discloses or indicates that a representation or warranty made herein was not true and correct at the time it is made, and Seller is unwilling or unable to cure such breach within three (3) days after written notice from Purchaser, Purchaser shall have the right to (i) terminate its obligations under this Agreement or (ii) consummate the transaction contemplated hereby, and in either case, to pursue its rights and remedies available hereunder or at law.

                           (d) Purchaser shall have received and approved an environmental site assessment report on the Property from Western Technologies, Inc.

                           (e) Seller shall have delivered to Escrow Holder each of the items described in SECTION 11 below.

                           (f) The representations and warranties made herein by Seller shall be true and correct as of the Closing as if made on the date thereof.

                           (g) Purchaser and Seller, Santa Fe Gaming
         Corporation, a Nevada corporation ("SANTA FE GAMING"), Santa Fe Hotel, Inc., a Nevada corporation ("SANTA FE HOTEL"), Paul Lowden, David Lowden, Chris Lowden, on behalf of themselves and all "Covered Persons" (as defined therein), shall have executed and delivered to Escrow

         Holder a Non-Competition Agreement (the "NON-COMPETITION AGREEMENT"), in form and substance acceptable to Purchaser in its sole and absolute discretion, wherein Seller, Santa Fe Gaming, Santa Fe Hotel, Paul Lowden, David Lowden, and Chris Lowden, on behalf of themselves and all Covered Persons, agree not to engage in any "gaming operations" (as defined in the Non-Competition Agreement) within a five (5) mile radius of Boulder Station Hotel & Casino or Sunset Station Hotel & Casino, for a term of no less than fifteen (15) years.

                           (h) Santa Fe Gaming, Santa Fe Hotel and Purchaser shall have executed and delivered to Escrow Holder a Right of First Refusal Agreement (the "ROFR AGREEMENT"), in the form attached hereto as EXHIBIT C.


                  10.      COVENANTS OF SELLER

                  Seller hereby covenants with Purchaser as follows:

                           (a) Prior to the Closing, Seller shall not execute any lease of any portion of the Property without Purchaser's prior written consent.

                           (b) Prior to the Closing, Seller shall not, without the prior written consent of Purchaser, enter into any Contract with respect to the Property which will survive the Closing or will otherwise affect the use, operation or enjoyment of the Property after the Closing.

                           (c) The Existing Insurance Policies, or equivalent coverage, shall remain continuously in force through the day of the Closing.

                           (d) At all times prior to the Closing, Seller shall maintain the Property in good order and shall perform when due all of Seller's obligations under the instruments securing any deed of trust lien on the Property, Governmental Approvals and other agreements relating to the Property and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Property. Except as otherwise provided herein, Seller shall deliver the Property at the Closing in substantially the same condition as it was on the date hereof. None of the Personal Property belonging to Seller shall be removed from the Real Property, unless replaced by Personal Property of equal or greater utility and value.

                           (e) Seller has paid or will pay in full, prior to the Closing, all bills and invoices for labor, goods, material and services of any kind relating to the Property for the period prior to the Closing.

                           (f) After the date hereof and prior to the Closing, no part of the Property, or any interest therein, will be alienated, licensed, leased, encumbered or otherwise transferred. Seller shall deliver to Purchaser title to the Property free and clear of all liens and encumbrances with the exception of Permitted Encumbrances.

                           (g) Upon Purchaser's request, for a period of one (1) year after the Closing, Seller shall make all Seller's records with respect to the Property available to Purchaser for inspection, copying and audit by Purchaser's designated accountants.

                           (h) Seller shall promptly notify Purchaser of any change in any condition with respect to the Property or of any event or circumstance which makes any representation or warranty of Seller to Purchaser under this Agreement untrue or misleading or any covenant of Seller under this Agreement incapable or less likely of being performed, in each case, prior to the Closing Date.

                           (i) Seller shall use its best efforts to cooperate to its fullest extent with Purchaser and, at Purchaser's request and on Purchaser's behalf, with (i) any federal, state, municipal or local governmental body, authority or agency (collectively, the "GOVERNMENTAL ENTITIES") having jurisdiction over the Property, or any portion or aspect thereof and (ii) any community groups or neighboring landowners, tenants or others with property interest in the vicinity of the Property, in connection with (A) any entitlements, rights or privileges Purchaser may now have or may hereafter attempt to acquire with respect to the development of the Property; and/or (B) the continuity of discussions with the Governmental Entities and such other above-described community groups and interested parties, if any, without any representation or warranty of any kind as to the results of such cooperation. Seller shall, promptly upon Purchaser's request, duly execute all documents relating to Purchaser's development of the Property which, by the terms thereof, or as a result of any Governmental Entities' insistence, or in order to be legally effective, require Seller's execution hereof. After the date hereof, neither Seller nor any entity affiliated therewith shall participate in any discussions or negotiations, or take any other actions or enter into any agreements with any official or employees of any Governmental Entity, except pursuant to written direction from Purchaser; PROVIDED HOWEVER, that Seller may take such actions as are reasonably necessary or appropriate to preserve or protect (w) Seller's interest in the Property, (x) Seller's future use of the Property, (y) the value of the Property, or (z) Seller's current or future entitlements relating to the Property. Seller shall use its best efforts to enable or permit Purchaser to (i) attend alone or with Seller any discussions or negotiations therewith which Purchaser believes would be beneficial or
         (ii) take any action or enter into any agreement with any Governmental Entity.

                  The liability of Seller for a breach of the covenants of this Agreement shall survive the Closing for a period of five (5) years and shall not merge into any instrument or conveyance delivered at the Closing.


                  11.      SELLER'S CLOSING DOCUMENTS

                  On or before Closing, Seller shall deliver or cause to be delivered to Purchaser or Escrow Holder the following, in form and substance acceptable to Purchaser.

                           (a) A Grant Deed, executed and acknowledged by Seller, in recordable form, conveying the Property to Purchaser free and clear of all claims, liens and encumbrances except the Permitted Encumbrances and matters arising by or through Purchaser.

                           (b) Bill of sale, executed by Seller, assigning, conveying and warranting to Purchaser title to the Personal Property, free and clear of all encumbrances other than the Permitted Encumbrances, together with the original certificates of title thereto, where applicable.

                           (c) An assignment (the "CONTRACT ASSIGNMENT"), executed by Seller, to Purchaser of (i) those of the Contracts, to the extent they are assignable, which Purchaser has elected in writing to assume, to the extent they may be assumed (the "ASSIGNED CONTRACTS"), with the agreement of Seller to indemnify, protect, defend and hold harmless Purchaser from and against any and all claims, damages, losses, cost and expenses (including attorney's fees) arising in connection with the Assigned Contracts and related to the period on or before the Closing Date (hereinafter defined), (ii) to the extent they are assignable, any and all guarantees and warranties used or made in connection with the operation, construction, improvement, alteration or repair of the Property and (iii) all rights, titles and interests of Seller and its agents in and to the Intangible Personal Property (including the Governmental Approvals to the extent assignable). In preparation for the foregoing, not later than twenty (20) days after delivery of the list of Contracts required to be delivered under
         SECTION 7(E), Purchaser shall deliver to Seller a list of which Contracts Purchaser has elected to assume, and Seller shall within five
         (5) days thereafter, deliver to Purchaser a list detailing which of such Contracts may be assigned and assumed pursuant to the terms thereof. If Purchaser is dissatisfied with the list detailing which Contracts may be assigned and assumed pursuant to their terms, Purchaser may elect, by giving written notice to Seller and Escrow Holder, to terminate this Agreement.

                           (d) The ROFR Agreement by and among Purchaser, Santa Fe Gaming and Santa Fe Hotel.

                           (e) The Non-Competition Agreement by and among Purchaser, Seller, Santa Fe Gaming, Santa Fe Hotel, Paul Lowden, David Lowden and Chris Lowden.

                           (f) To the extent not previously delivered to Purchaser, originals of any Assigned Contracts and instruments covering the Governmental Approvals.

                           (g) Reasonable proof of the authority of Seller's signatories.

                           (h) An affidavit in the form attached hereto as EXHIBIT B certifying that Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

                           (i) Any other documents, instruments or agreements called for hereunder which have not previously been delivered.

                  12.      PURCHASER'S CLOSING DOCUMENTS

                  On or before the Closing, Purchaser shall deliver to Seller or Escrow Holder:

                           (a) An assumption of the Assigned Contracts, to the extent they may be assumed, executed by Purchaser pursuant to which Purchaser has elected in writing to assume the Assigned Contracts and indemnify, protect, defend and hold harmless Seller from and against any and all claims, damages, losses, cost and expenses (including attorney's fees) arising in connection with the Assigned Contracts and related to the period after the Closing Date.

                           (b) The remaining cash portion of the Purchase Price by wire transfer.

                           (c) Reasonable proof of the authority of Purchaser's signatories.

                           (d) Any other documents, instruments or agreements reasonably necessary to close the transaction as contemplated by this Agreement.


                  13.      PRORATIONS AND ADJUSTMENTS

                  The following shall be prorated and adjusted between Seller and Purchaser as of the day of the Closing, except as otherwise specified:

                           (a) Accrued general real estate, personal property and ad valorem taxes and assessments for the current year shall be prorated on the basis of bills, if available prior to the Closing.

                           (b) Such other items that are customarily prorated in transactions of this nature shall be ratably prorated.

For purposes of calculating prorations, Purchaser shall, unless otherwise specified, be deemed to be in title to the Property, and, therefore, entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon a thirty (30) day month and three hundred sixty (360) day year. The amount of such prorations shall be adjusted in cash after the Closing, as and when complete and accurate information becomes available. Seller and Purchaser agree to cooperate and use their best efforts to make such adjustments no later than thirty (30) days after the Closing. Except as set forth in this SECTION 13, all items of income and expense for the period prior to the Closing will be for the account of Seller and all items of income and expense for the period on and after the Closing will be for the account of Purchaser, all as determined by the accrual method of accounting. Bills received after the Closing which relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing shall be paid by Seller.

                  14.      CLOSING

                  The purchase and sale contemplated herein shall close (the "CLOSING") through an escrow with the Escrow Holder in accordance with the general provisions of the usual form of escrow agreement used by such company in similar transactions to the extent not inconsistent herewith (with such special provisions inserted as may be required to conform with this Agreement). The Closing shall occur as soon as possible after the execution of this Agreement, but in any event no later than December 15, 1999; PROVIDED, HOWEVER, that the parties may mutually agree on another date for the Closing (the "CLOSING DATE"). At the Closing, Seller shall deliver possession of the Property to Purchaser. As used in this Agreement, the "CLOSING" or "CLOSE OF ESCROW" shall mean the date and time the Grant Deed is recorded in the official Records of the County Recorder's Office of Clark County, Nevada.

                  15.      CLOSING COSTS

                  Seller shall pay any documentary transfer tax, revenue tax or excise tax (and any surtax thereon) due in connection with the consummation of this transaction, the cost of the Survey and the Title Policy, the cost of title endorsements required by Purchaser and fifty percent (50%) of all other escrow and Closing costs. Purchaser shall pay the fees for recording the Grant Deed and fifty percent (50%) of all other escrow and Closing costs. Each party shall bear the expense of its own counsel.

                  16.      CONDEMNATION

                           (a) In the event that, prior to the Closing, all or any portion of the Property is subject to a taking by public authority, Purchaser shall have the right, exercisable by giving notice to Seller within fifteen (15) days after receiving written notice of such taking, either (i) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder and any money or documents in escrow shall be returned to the party depositing the same, or (ii) to accept the Property in its then condition, without a reduction in the Purchase Price, and to receive an assignment of all of Seller's rights to any condemnation award payable by reason of such taking. If Purchaser elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such award without Purchaser's prior written consent.

                           (b) Seller agrees to give Purchaser prompt notice of any taking of the Property.


                  17.      DEFAULT

                           (a) If any of Seller's representations or warranties made herein shall not be true and correct, or if Seller shall have failed to perform in any material respect any of the covenants and agreements contained herein to be performed by Seller within the time for performance as specified herein (including Seller's obligation to consummate the transaction contemplated hereby on the Closing Date), or if Seller shall otherwise default in its obligations hereunder, Purchaser may, in addition to pursuing the remedies provided in the next following sentence, elect at its option: (i) to terminate Purchaser's obligations under this Agreement by written notice to Seller, in which case any money or documents in escrow shall be returned to the party depositing the same or (ii) to Close, in which event Purchaser may file an action for specific performance of this Agreement to compel Seller to close this Agreement. Notwithstanding anything to the contrary herein and in addition to any other remedies available to Purchaser at law or in equity, Purchaser shall be entitled to recover damages suffered by Purchaser by reason of Seller's default hereunder.

                           (b) IN THE EVENT PURCHASER DEFAULTS IN ITS
         OBLIGATIONS TO CLOSE THE PURCHASE OF THE PROPERTY FOR ANY REASON OTHER THAN SELLER'S DEFAULT, THE DEPOSIT, BUT NOT ANY INTEREST ACCRUED THEREON, SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY PURCHASER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES' REASONABLE ESTIMATE OF SUCH DAMAGES. ALL INTEREST ACCRUED ON THE DEPOSIT SHALL BE PAID TO AND RETAINED BY PURCHASER. SELLER SHALL HAVE NO OTHER REMEDY FOR ANY DEFAULT BY PURCHASER.

         SELLER'S INITIALS:______          PURCHASER'S INITIALS:______


                  18.      INDEMNIFICATION

                           (a) Seller and Purchaser hereby agree to indemnify and hold free and harmless the other from and against any liability, loss, damages, costs and expenses (including attorney's fees) resulting from any inaccuracy in or breach of any representation or warranty of the indemnifying party and any breach or default by such indemnifying party under any of such indemnifying party's covenants or agreements contained in this Agreement.

                           (b) Seller hereby agrees to indemnify and hold free and harmless Purchaser and Purchaser's directors, officers, agents and employees from and against any and all liability, loss, damage, cost and expense (including attorney's fees) of any kind or nature arising out of the existence or alleged existence of any Hazardous Materials in, on or under the Real Property, which Hazardous Materials were present therein, thereon, or thereunder prior to the Closing. This obligation on the part of Seller shall survive the Closing and shall not merge into Seller's Grant Deed or any other instrument of conveyance.


                  19.      BROKER'S COMMISSION

                           (a) Seller represents and warrants that no brokerage commission, finder's fee or other compensation is due or payable by reason of Seller's actions in the transaction contemplated hereby. Seller agrees to indemnify and hold harmless Purchaser from and against any losses, damages, costs and expenses (including attorney's fees) incurred by Purchaser by reason of any breach or inaccuracy of the representation and warranty contained in this Paragraph.

                           (b) Purchaser represents and warrants that, except for Purchaser's contacts with Seller and its agents, employees and representatives, Purchaser has not entered into any agreement which might result in the obligation to pay any brokerage commission, finder's fee or other compensation with respect to the transaction contemplated hereby. Purchaser agrees to indemnify and hold harmless Seller from and against any losses, damages, costs and expenses (including attorney's fees) incurred by Seller by reason of any breach or inaccuracy of the representation and warranty contained in this Paragraph.

                           (c) The provisions of this SECTION 19 shall survive the Closing.


                  20.      ESCROW

                  20.1 ESCROW HOLDER; INSTRUCTIONS. On or prior to the Closing Date, Purchaser and Seller shall each deposit a counterpart original of this Agreement executed by such party (or either of them shall deposit a counterpart executed by both Purchaser and Seller) with Escrow Holder. This Agreement, together with such further instructions, if any, as the parties shall provide to Escrow Holder by written agreement, shall constitute the escrow instructions. If any requirements relating to the duties or obligations of the Escrow Holder hereunder are not acceptable to Escrow Holder, or if Escrow Holder requires additional instructions, the parties hereto agree to make such deletions, substitutions and additions hereto as counsel for Purchaser and Seller shall mutually approve, which additional instructions shall not substantially alter the terms of this Agreement unless otherwise expressly provided therein.

                  20.2     DEPOSITS INTO ESCROW.

                           (a) Seller shall deposit, or cause to be deposited, into the Escrow, in time to permit the Closing of the transaction contemplated hereby on the Closing Date, the items described in SECTION
         11. Escrow Holder is hereby authorized to use the foregoing documents and instruments to Close the Escrow on the Closing Date when: (i) Escrow Holder holds for the account of Seller all sums to be paid by Purchaser to Seller through Escrow at the Closing; and (ii) the Title Company can and will issue the Title Policy concurrently with the Closing.

                           (b) Purchaser shall deposit, or cause to be deposited, into the Escrow, in time to permit the Closing of the transaction contemplated hereby on the Closing Date:

                                    (1) The remaining portion of the Purchase
                  Price set forth in SECTION 3 (including the Notes), over and above the Deposit and net of all prorations and adjustments as provided herein.

                                    (2) The additional amount, if any, which
                  Escrow Holder estimates to be necessary to pay Purchaser's share under this Agreement of the Closing costs, expenses and prorations of this transaction; and

                                    (3) Purchaser's Closing Documents set forth
                  in SECTION 12.

Escrow Holder is hereby authorized to use said funds, instruments and documents to Close the Escrow on the Closing Date when: (i) Escrow Holder holds for Purchaser the Grant Deed and (ii) the Title Company can and will issue the Title Policy concurrently with the Closing.

                  20.3 CLOSE OF ESCROW. Provided that Escrow Holder shall not have received written notice from Purchaser of the failure of any Condition Precedent or of the termination of the Escrow, when Purchaser and Seller have deposited into the Escrow the items required by this Agreement and the Title Company can and will issue the Title Policy concurrently with the Closing, Escrow Holder shall:

                           (a) Deliver to Purchaser: the Grant Deed by causing it to be recorded in the Official Records of the Office of the County Recorder of Clark County, Nevada; and cause such Grant Deed to be mailed to Purchaser after such Grant Deed has been recorded.

                           (b) Deliver to Seller: the Purchase Price (including the Notes) less (i) all amounts to be paid by Seller pursuant to
         SECTION 15, (ii) Seller's share of amounts to be prorated by Escrow Holder under SECTION 13 and (iii) all amounts paid by Escrow Holder in satisfaction of liens and encumbrances on the Property in order to put title to the Property into the state required by this Agreement.

                           (c) Deliver to Purchaser any funds deposited by Purchaser, and any interest earned thereon, in excess of the amount required to be paid by Purchaser hereunder.

                           (d) Cause the Title Policy to be issued to Purchaser by the Title Company.

                  20.4 APPLICATION OF SELLER'S PROCEEDS. Seller hereby instructs Escrow Holder (i) to deduct from the Purchase Price all costs to be paid by Seller herein, Seller's share of the prorations herein and all amounts required to be paid to the holders of any lien or encumbrance on the Property in order to permit Seller to convey title to Purchaser in the condition required by this Agreement; and (ii) to deliver to Seller, promptly after the Closing, the remainder of the Purchase Price due to Seller. Seller shall have the right, by separate instructions to Escrow Holder, to direct the manner and payees of any funds due Seller.

                  21.      MISCELLANEOUS.

                  21.1 All Exhibits attached hereto are incorporated herein by reference.

                  21.2 Each individual and entity executing this Agreement hereby personally represents and warrants that he or it has the capacity set forth on the signature pages hereof with full power and authority to bind the party on whose behalf he or it is executing this Agreement to the terms hereof.

                  21.3 This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to the matters contained in this Agreement. Any waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be set forth in writing and duly executed by or on behalf of the party to be bound thereby. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

                  21.4 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto.

                  21.5 Time is of the essence in the performance of and compliance with each of the provisions and conditions of this Agreement.

                  21.6 Any communication, notice or demand of any kind whatsoever which either party may be required or may desire to give to or serve upon the other shall be in writing and delivered by personal service (including express or courier service); telecopied (with oral confirmation of receipt from the office of the addressee); or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                  SELLER:                   Sahara Las Vegas Corp.
                  -------                   4949 North Rancho Drive
                                            Las Vegas, Nevada 89120
                                            Attention: Paul W. Lowden
                                            Telephone: (701) 658-4300
                                            Telecopy: (702) 658-4301

                  PURCHASER:                Station Casinos, Inc.
                  ----------                2411 West Sahara Avenue
                                            Las Vegas, Nevada 89102
                                            Attention: Scott M Nielson, Esq.
                                            Telephone: (702) 367-2458
                                            Telecopy: (702) 221-6613

                  With a copy to:         Milbank, Tweed, Hadley & McCloy LLP
                                          601 South Figueroa Street, 30th Floor
                                          Los Angeles, CA 90017-5735
                                          Attention:  Kenneth J. Baronsky, Esq.
                                          Telephone:  (213) 892-4000
                                          Facsimile:  (213) 629-5063

                  ESCROW HOLDER:          Stewart Title Company
                  -------------           3800 Howard Hughes Parkway, 14th Floor
                                          Las Vegas, Nevada 89109-0913
                                          Attention: Linda J. Jones
                                          Telephone: (702) 791-7000
                                          Telecopy: (702) 733-6401

Any party may change its address for notice by written notice given to the other in the manner provided in this Section. Any such communication, notice or demand shall be deemed to have been duly given or served on the date personally served or telecopied, if by personal service or telecopy, or on the date shown on the return receipt or other evidence of delivery, if mailed.

                  21.7 The parties agree to execute such instructions to the Title Company or Escrow Holder and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

                  21.8 The making, execution and delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those expressly set forth herein.

                  21.9 The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto. Section and Paragraph headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement.

                  21.10 This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

                  21.11 If any action is brought by either party against the other party, the prevailing party shall be entitled to recover from the other party reasonable attorney's fees, costs and expenses incurred in connection with the prosecution or defense of such action. For purposes of this Agreement, the term "ATTORNEY'S FEES" or "ATTORNEY'S FEES, COSTS AND EXPENSES" shall mean the fees, costs and expenses of counsel to the parties hereto, which may include printing, photostat, duplicating and other expenses, air freight charges and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney.

                  21.12 This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and to their respective transferees, successors, and assigns; provided, however, that neither this Agreement nor any of the rights or obligations of Seller hereunder shall be transferred or assigned by Seller without the prior written consent of Purchaser. Purchaser shall have the right to assign all of its right, title and interest under this Agreement to any Purchaser Affiliated Entity at any time prior to the Closing, whereupon such assignee shall succeed to all of the rights and obligations of Purchaser hereunder. For the purposes of this Section, "PURCHASER AFFILIATED ENTITY" shall mean any entity directly or indirectly controlling, controlled by or under direct or indirect common control with Station Casinos, Inc.

                  21.13 Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, or to render either party liable for any of the debts or obligations of the other, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.

                  22.      CONFIDENTIALITY.

                  (a) Except as otherwise provided herein, each of Purchaser and Seller agrees that the provisions of this Agreement shall be confidential and shall not be disclosed or otherwise released to any other Person (other than as required by law), without the prior written consent of the other party hereto. Accordingly, each of Purchaser and Seller shall, and shall cause its agents and attorneys ("REPRESENTATIVES") to, hold in confidence the provisions of this Agreement.

                  (b) In addition, each Purchaser and Seller agrees that, except with the prior written consent of the other party hereto or as required or permitted by this Agreement, such party will not, and will direct its Representatives not to, make any release to the press or other public disclosure concerning the existence of this Agreement except for such public disclosure as may be necessary, in the written opinion of such party's outside counsel, for such party not to be in violation of or default under any applicable law, regulation or governmental order and except for disclosure required under the Securities Exchange Act of 1934. If either Purchaser and Seller proposes to make any disclosure based upon such an opinion, such party will deliver a copy of such opinion to the other party together with the text of the proposed disclosure as far in advance of its disclosure as is reasonably practicable and will in good faith consult with an consider the suggestions of the other party concerning the nature and scope of the information proposed to be disclosed.

                  (c) If either Purchaser and Seller or any of its Representatives is requested in any judicial or administrative proceeding or by any governmental or regulatory authority to disclose any information with respect to this Agreement, such Party shall (i) give the other Party prompt notice of such request so that the other Party may seek an appropriate protective order and (ii) consult with the other Party as to the advisability of taking legally available steps to resist or narrow such a request. The Party requested to disclose information shall cooperate fully with the other party in obtaining such an order. If in the absence of a protective order a Party is nonetheless compelled to disclose information with respect to this Agreement, the other Party agrees that the disclosing Party may make such disclosure without liability hereunder, provided that it gives the other Party written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon the other Party's request and at is expense, use best efforts to obtain reasonable assurances that confidential treatment will be accorded to such information.

                  (d) Notwithstanding the foregoing, Purchaser shall have the right to disclose this Agreement and its contents to its Representatives and consultants as the Purchaser may reasonably deem necessary to permit Purchaser to investigate and perform due diligence with respect to the Property, to the Mayor of the City and to such other parties as agreed upon in advance by Purchaser and Seller.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

"SELLER"                              SAHARA LAS VEGAS CORP.,
                                      a Nevada corporation

                                      By:    /s/
                                      Name:  Paul W. Lowden
                                      Title:   President, Chairman of the Board

"PURCHASER"                           STATION CASINOS, INC.,
                                      a Nevada corporation

                                      By:   /s/
                                      Name: Scott M Nielson
                                      Title: Executive Vice President, General
                                      Counsel, Secretary

                                    EXHIBIT A

                                LEGAL DESCRIPTION

                                    EXHIBIT B

                                     FORM OF
                         AFFIDAVIT OF NONFOREIGN STATUS
                                       OF
                             SAHARA LAS VEGAS CORP.

                  Sahara Las Vegas Corp., a Nevada corporation ("SELLER"), is the transferor of that certain real property located in the City of Henderson, County of Clark, State of Nevada, more particularly described in EXHIBIT A attached hereto (the "PROPERTY"). The street address of the Property is _________________________________________________, Henderson,
Nevada.

                  Section 1445 of the Internal Revenue Code of 1986 (the "INTERNAL REVENUE CODE") provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign corporation, partnership, trust or estate. To inform the transferee that withholding of tax will not be required in connection with the disposition of the Property pursuant to that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of November __, 1999, by and between Seller and Station Casinos, Inc., a Nevada corporation, the undersigned hereby certifies and swears to the following on behalf of Seller:

                  1. Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate, as those terms are defined in the Internal Revenue Code and the regulations promulgated thereunder;

                  2. Seller's U.S. employer identification number is_______; and

                  3. Seller's address is_____________________________________.

                  It is understood that this certificate may be disclosed to the Internal Revenue Service and that any false statement contained herein could be punished by fine, imprisonment, or both.

                  Under penalties of perjury I declare that I have examined the foregoing certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

Date:  __________, 1999
                                         SAHARA LAS VEGAS CORP.,
                                         a Nevada corporation

                                         By:__________________________________

                                         Name:________________________________

                                         Title:_______________________________

                                    EXHIBIT C

                             FORM OF ROFR AGREEMENT


                                      26